Exhibit 10.11

Compensation Committee

Assured Guaranty Ltd.

30 Woodbourne Ave

Hamilton, Bermuda

Dear Sir/Madam:

Re: Assured Guaranty Ltd. Executive Severance Plan

I hereby acknowledge that I have been designated as a participant in the Assured Guaranty Ltd. Executive Severance Plan (the “Plan”) by the Compensation Committee of the Board of Directors of Assured Guaranty Ltd. (the “Company”) with my continued participation and entitlement to benefits, if any, as provided by the Plan subject to all terms of the Plan.  I hereby acknowledge and agree that, in consideration for my participation in the Plan and eligibility for benefits, if any, as provided by the Plan, I shall comply with all of the restrictions and obligations imposed on Participants by the Plan, including, but not limited to, the Participant obligations listed in Section 7 of the Plan.  I further acknowledge and agree that my failure to comply with all such restrictions and obligations shall cause me to forfeit any right to the Severance Payment (as defined in the Plan) to the extent the Severance Payment has not yet been paid to me, or cause me to be required to repay the Severance Payment to the Company to the extent that the Severance Payment has previously been paid to me, in addition to being subject to such other remedies that may be pursued by the Company pursuant to Section 7.10 of the Plan.

Very truly yours,

[Name]
[Title]

Date: